           [MILLER, CANFIELD, PADDOCK AND STONE, P.L.C. LETTERHEAD]



                                 March 19, 1999

                                                                    EXHIBIT 8(a)

Republic Bancorp Inc.
1070 East Main Street
Owosso, Michigan 48867

     Re:  Republic Bancorp Inc.
          Registration Statement on Form S-4
          Registration No. 333-_____

Ladies and Gentlemen:

     We have acted as counsel to Republic Bancorp Inc., a Michigan corporation ("Republic"), in connection with the contemplated merger of D&N Financial Corporation, a Delaware corporation ("D&N"), with and into Republic (the "Merger") pursuant to the Michigan Business Corporation Act, as amended (the "MBCA"), the Delaware General Corporation Act, as amended (the "DGCL"), and the Agreement and Plan of Merger dated as of December 1, 1999 by and between Republic and D&N (the "Merger Agreement").
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     Our opinion is provided solely with respect to certain federal income tax consequences of the Merger. This opinion is being delivered at your request and pursuant to the Merger Agreement. (All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.)

DESCRIPTION OF TRANSACTIONS

     The MBCA, the DGCL and the Merger Agreement essentially provide for (i) the merger of D&N with and into Republic, with Republic, as the surviving corporation, succeeding to all of the assets and liabilities of D&N; and (ii) subject to certain exceptions, the conversion of each issued and outstanding share of common stock, $.01 par value per share, of D&N (the "D&N Common Stock") into 1.82 shares of common stock, $5.00 par value per share, of Republic (the "Republic Common Stock") as provided in the Merger Agreement.

FACTUAL ASSUMPTIONS, REPRESENTATIONS AND LIMITATIONS

     In rendering our opinion, we have examined and relied upon, and our opinion is conditioned upon the accuracy and completeness of, the facts, information, covenants and representations contained herein and in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and the Registration Statement on Form S-4 (registration no. 333-_____) (the "Registration Statement"), filed by Republic under the Securities Act of 1933, as amended, with respect to the shares of Republic Common Stock to be issued to holders of shares of D&N Common Stock upon consummation of the Merger. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed, without investigation, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies and the authenticity of the originals of such copies, the correctness of all certificates, and the accuracy and completeness of all records, documents, instruments and materials made available to us by Republic and D&N. We also have assumed that the Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement.

     In addition, we have relied upon, and this opinion is expressly conditioned on the accuracy of, certain representations made to us by Republic and D&N (including, the representations contained in the attached representation certificates from Republic and D&N). We have assumed, without independent verification, that said representations are true in all material respects as of the date hereof.

OPINION
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     In order to qualify as a tax-free reorganization, a transaction must satisfy certain statutory requirements set forth in the Internal Revenue Code of 1986, as amended (the "Code"), and several judicially-created requirements which have been developed through court rulings and Internal Revenue Service interpretations. For example, it is well established that in order for the Merger to be treated as tax-free reorganizations under Section 368 of the Code, each transaction must satisfy a "continuity of stockholder interest" requirement, a "continuity of business enterprise" requirement, and a "business purpose" requirement. Based upon our review of certain representations and documentation concerning the Merger, we believe that the applicable statutory and judicial requirements will be satisfied by the Merger.

     Based upon the foregoing, and subject to the qualifications, if any that follow, we are of the opinion that under presently applicable United States Federal income tax law:

            (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

            (ii) Republic and D&N will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

            (iii) No gain or loss will be recognized by Republic or D&N as a result of the Merger;

            (iv) No gain or loss will be recognized by any stockholder of D&N upon the exchange of D&N Common Stock solely for shares of Republic Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest);

            (v) The tax basis of the Republic Common Stock received by each stockholder of D&N who exchanges D&N Common Stock for Republic Common Stock in the Merger will be the same as the tax basis of the shares of D&N Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of common stock of the combined company);

            (vi)  The holding period of the Republic Common Stock received by a D&N stockholder in the Merger will include the period of the D&N Common Stock surrendered in exchange therefor, provided such shares of D&N Common Stock were held as a capital asset by the holder of such shares of D&N Common Stock at the time the Merger is consummated; and
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           (vii) Cash received by a D&N stockholder for a fractional share interest of Republic Common Stock as part of the Merger will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Republic Common Stock which the stockholder would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the D&N Common Stock was a capital asset in the stockholder's hands at the time the Merger is completed).

     This opinion may not be applicable to D&N stockholders who received their D&N Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

     Neither Republic nor D&N intends to submit a ruling request regarding the transactions to the National Office of the Internal Revenue Service. The foregoing opinion is NOT binding upon the Internal Revenue Service.

     In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Regulations and Proposed Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions. However, we assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

     The opinion set forth above is limited to the Federal law of the United States of America, the laws of the State of Michigan and the DGCL. We express no opinion as to any matter not addressed herein and no opinion as to matters addressed herein other than as expressly set forth herein. Accordingly, and except as expressly set forth above, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Merger.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Material Federal Income Tax Consequences of the Merger" in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement. In giving such consent we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                    Sincerely,

                                    MILLER, CANFIELD, PADDOCK AND STONE, P.L.C.

                          REPRESENTATION CERTIFICATE
                                      OF
                           D&N FINANCIAL CORPORATION

     D&N Financial Corporation, a Delaware corporation ("D&N"), makes the following representations to Miller, Canfield, Paddock and Stone, P.L.C. for use by Miller, Canfield, Paddock and Stone, P.L.C. in rendering its opinion relative to certain federal income tax consequences of the merger (the "Merger") of D&N with and into Republic Bancorp Inc., a Michigan corporation ("Republic"), pursuant to the Michigan Business Corporation Act, as amended, the Delaware General Corporation Act, as amended, the Agreement and Plan of Merger dated as of December 1, 1998 by and between Republic and D&N (the "Merger Agreement"). Upon consummation of the Merger, and among other things, (i) D&N will merge with and into Republic, with Republic, as the surviving corporation, succeeding to all of the assets and liabilities of D&N, and (ii) subject to certain exceptions, each issued and outstanding share of common stock, $.01 par value per share, of D&N ("D&N Common Stock"), will be converted into 1.82 shares of common stock, $5.00 par value per share, of Republic ("Republic Common Stock") as provided in the Merger Agreement. D&N acknowledges and agrees that each of the following representations constitutes a material representation to be relied upon by Miller, Canfield, Paddock and Stone, P.L.C. in rendering its opinion, and any material inaccuracy in any of the following representations may render the conclusions stated in the opinion of Miller, Canfield, Paddock and Stone, P.L.C. incorrect.

     1. The Merger will be carried out strictly in accordance with the Agreement and as described in the Registration Statement on Form S-4 of Republic (Registration No. 333-_____) (the "Registration Statement").

     2. The fair market value of the shares of Republic Common Stock and other consideration to be received by each stockholder of D&N will be approximately equal to the fair market value of the shares of D&N Common Stock to be surrendered in the D&N Merger.

     3. To the knowledge of D&N, there is no plan or intention by the stockholders of D&N to sell, exchange, or otherwise dispose of a number of shares of Republic Common Stock to be received in the Merger that would reduce D&N stockholders' ownership of Republic Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding shares of D&N Common Stock as of the same date. For purposes of this representation, shares of D&N Common Stock exchanged for cash in lieu of fractional shares of Republic Common Stock will be treated as outstanding shares of D&N Common Stock on the date of the Merger. Moreover, shares of D&N Common Stock and shares of Republic Common Stock held by D&N stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

     4. Immediately following the Merger, Republic (i) will hold net assets of D&N having a fair market value equal to at least 90 percent of the fair market value of the net assets held by D&N immediately prior to the Merger and will hold gross assets of D&N having a fair market value equal to at least 70 percent of the fair market value of the gross assets held by D&N immediately prior to the Merger. For purposes of this representation, amounts used by D&N to pay reorganization expenses, and all redemptions and distributions made by D&N will be included as assets of D&N immediately prior to the Merger.

     5. D&N has no plan or intention to issue additional shares of D&N Common Stock prior to or after the Merger other than pursuant to "Options" (as hereinafter defined) issued and outstanding on the date hereof. As used herein, "Options" means any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in D&N.

     6. D&N and the stockholders of D&N will pay their respective expenses, if any, incurred in connection with the Merger.

     7. There is no intercorporate indebtedness existing between D&N and Republic that was issued, or was acquired, or will be settled, at a discount.

     8. In the Merger, shares of D&N Common Stock will be exchanged solely for Republic Common Stock and cash paid in lieu of a fractional share of Republic Common Stock. For purposes of this representation, shares of D&N Common Stock exchanged for cash or other property originating with Republic will be treated as outstanding shares of D&N Common Stock on the date of the Merger.

     9. Except as otherwise described in the Registration Statement, D&N does not have outstanding any Options.

     10. D&N is not a regulated investment company, a real estate investment trust or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50 percent and 80 percent determinations under the preceding sentence, (i) stock and securities in each subsidiary corporation of D&N have been disregarded and D&N was deemed to own its ratable share of the subsidiary's assets, and (ii) a corporation was considered a subsidiary of D&N if D&N owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.
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     11. On the date of the Merger, the fair market value of the assets of D&N will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

     12. D&N is not under the jurisdiction of a court in a bankruptcy case or in a receivership, foreclosure, or similar proceeding in a Federal or State Court.

D&N FINANCIAL CORPORATION


By:  /s/ George J. Butuilas                           Date: March 19, 1999
     ------------------------------                         ---------
         George J. Butvilas
         Its:  President and
                Chief Executive Officer

                          REPRESENTATION CERTIFICATE
                                      OF
                             REPUBLIC BANCORP INC.


     Republic Bancorp Inc., a Michigan corporation ("Republic"), makes the following representations to Miller, Canfield, Paddock and Stone, P.L.C. for use by Miller, Canfield, Paddock and Stone, P.L.C. in rendering its opinion relative to certain federal income tax consequences of the merger (the "Merger") of D&N Financial Corporation, a Delaware corporation ("D&N"), with and into Republic pursuant to the Michigan Business Corporation Act, as amended, the Delaware General Corporation Act, as amended, the Agreement and Plan of Merger dated as of December 1, 1998 by and between Republic and D&N (the "Merger Agreement"). Upon consummation of the Merger, and among other things, (i) D&N will merge with and into Republic, with Republic, as the surviving corporation, succeeding to all of the assets and liabilities of D&N, and (ii) subject to certain exceptions, each issued and outstanding share of common stock, $.01 par value per share, of D&N ("D&N Common Stock"), will be converted into 1.82 shares of common stock, $5.00 par value per share, of Republic ("Republic Common Stock") as provided in the Merger Agreement. Republic acknowledges and agrees that each of the following representations constitutes a material representation to be relied upon by Miller, Canfield, Paddock and Stone, P.L.C. in rendering its opinion, and any material inaccuracy in any of the following representations may render the conclusions stated in the opinion of Miller, Canfield, Paddock and Stone, P.L.C. incorrect.

     1. The Merger will be carried out strictly in accordance with the Agreement and as described in the Registration Statement on Form S-4 of Republic (Registration No. 333-_____) (the "Registration Statement").

     2. The fair market value of the shares of Republic Common Stock and other consideration to be received by each stockholder of D&N will be approximately equal to the fair market value of the shares of D&N Common Stock to be surrendered in the Merger.

     3. To the knowledge of Republic, there is no plan or intention by the stockholders of D&N to sell, exchange, or otherwise dispose of a number of shares of Republic Common Stock to be received in the Merger that would reduce the D&N stockholders' ownership of Republic Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50 percent of the value of all of the formerly outstanding shares of D&N Common Stock as of the same date. For purposes of this representation, shares of D&N Common Stock exchanged for cash in lieu of fractional shares of Republic Common Stock will be treated as outstanding shares of D&N Common Stock on the date of the Merger. Moreover, shares of D&N Common Stock and shares of Republic Common Stock held by D&N stockholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

     4. Immediately following the Merger, (i) Republic will hold net assets of Republic having a fair market value equal to at least 90 percent of the fair market value of the net assets held by Republic immediately prior to the Merger and will hold gross assets of Republic having a fair market value equal to at least 70 percent of the fair market value of the gross assets held by Republic immediately prior to the Merger; and (ii) Republic will hold net assets of D&N having a fair market value equal to at least 90 percent of the fair market value of the net assets held by D&N immediately prior to the Merger and gross assets of D&N having a fair market value equal to at least 70 percent of the fair market value of the gross assets held by D&N immediately prior to the Merger. For purposes of this representation, amounts used by Republic and D&N, as applicable, to pay reorganization expenses, and all redemptions and distributions (except for regular normal dividends) made by Republic and D&N, as applicable, will be included as assets of Republic and D&N, as applicable, immediately prior to the Merger.

     5. Republic does not have any plan or intention to issue additional shares of its stock immediately following the Merger other than pursuant to "Options" issued and outstanding on the date hereof. As used herein, "Options" means any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Republic.

     6. Republic has no plan or intention to reacquire any of the specific shares of Republic Common Stock to be issued in the Merger.

     7. Except as otherwise expressly provided for in the Merger Agreement, Republic has no plan or intention to (i) liquidate D&N, (ii) merge D&N with or into any corporation other than Republic, (iii) sell or otherwise dispose of any stock of D&N except for transfers of stock to corporations controlled by Republic, or (iv) sell or otherwise dispose of any of its assets or of any of the assets acquired from D&N, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Republic.

     8. To the knowledge of Republic, all liabilities of D&N to be assumed by Republic upon consummation of the Merger, if any, and all liabilities, if any, encumbering assets of D&N that are to be transferred to Republic upon consummation of the Merger, were incurred by D&N in the ordinary course of business.

     9. Following the Merger, Republic will continue the historic businesses of Republic and D&N or use a significant portion of the assets of Republic and D&N in such historic businesses.

     10. Republic will pay its expenses, if any, incurred in connection with the Merger. Republic will not pay any of the expenses of D&N (except to the extent it pays such expenses in its capacity as the surviving corporation of the Merger) or of the stockholders of D&N.

     11. There is no intercorporate indebtedness existing between D&N and Republic that was issued, or was acquired, or will be settled, at a discount.

     12. In the Merger, shares of D&N Common Stock will be exchanged solely for shares of common stock of Republic and cash in lieu of any fractional share of Republic Common Stock.

     13. Except as otherwise described in the Registration Statement, none of Republic does not have outstanding any Options.

     14. Republic does not directly own, nor has it directly owned during the past five years, any shares of the stock of D&N.

     15. Republic is not a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50 percent and 80 percent determinations under the preceding sentence, (i) stock and securities in each subsidiary corporation of Republic was disregarded and Republic was deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary of Republic if Republic owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

     16. The fair market value of the assets of D&N to be transferred to Republic on the date of the Merger will equal or exceed the sum of the liabilities to be assumed by Republic, plus the amount of liabilities, if any, to which the transferred assets are subject.

     18. Republic is not under the jurisdiction of a court in a bankruptcy case or in a receivership, foreclosure or similar proceeding in a Federal or State Court.

REPUBLIC BANCORP INC.


By: /s/ Jerry D. Campbell                         Date: March 19, 1999
    -------------------------------                     ---------
         Jerry D. Campbell
         Its:  Chairman of the Board and
                Chief Executive Officer